Exhibit 10.42

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of the date below stated, by, between and amongst MANAGED RESPIRATORY CARE SERVICES, INC. ("MRCS"), an Arizona corporation ("Seller") with principal offices at Phoenix, Arizona; JEAN MATHEWS ("Mathews"), and JOE SALAZAR ("Salazar"), each and all of whom are the sole stockholders, directors and officers of Seller (individually referred to by their last names, as indicated above, and collectively referred to as "Stockholders"); and SCRS & COMMUNICOLOGY, INC. OF OHIO, an Ohio corporation ("Buyer", or sometimes referred to as "SCRS-Ohio"), with principal offices at Laguna Hills, California.

Whereas, Seller is in the business of providing or furnishing marketing, contract management and practice management services for and on behalf of respiratory care therapists or the employers of such therapists (the "Seller's Business"); and

Whereas, the parties hereto desire that Seller shall sell to Buyer, and that Buyer shall purchase from Seller, all of the assets directly related to the operation of the Seller's Business (sometimes hereinafter referred to as the "Purchased Assets"), as more fully identified in this Agreement or in the exhibits or other schedules appended hereto, upon the terms and conditions hereinafter set forth; and

Whereas, the Seller and Buyer have entered into a certain Letter of Intent, dated and made as of June 13, 1996, together with any amendments or supplements thereto, generally describing the proposed acquisition by Buyer of the Purchased Assets and Seller's Business, which Letter of Intent is to be and shall hereby be superseded by and upon timely execution of this Agreement; and

Whereas, Mathews owns fifty-one percent (51%) of the issued and outstanding shares of stock of Seller, is a director and officer of Seller, is one of the persons responsible for origination and development of the Seller's Business, and is a full-time employee of Seller directing and planning the day-to-day activities of Seller's Business; and

Whereas, Salazar owns forty-nine percent (49%) of the issued and outstanding shares of stock of Seller, is a director and officer of Seller, is one of the persons responsible for origination and development of the Seller's Business and is a full-time employee of Seller directing and planning the day-to-day activities of Seller's Business;

 Whereas, Stockholders (collectively or as individually named, as appropriate) participate in, and have executed, this Agreement primarily for the purpose of assuming and being personally and primarily bound, jointly and severally, by each, every and all of Seller's agreements, indemnities, representations and warranties contained herein, the same as though Stockholders, and each of them as specifically or collectively named, were a seller hereunder, and having made such agreements, indemnities, representations and warranties to Buyer, personally and directly with Seller to Buyer as obligations of a principal, and not as a surety (each Stockholder hereby conclusively acknowledging his or her direct, personal benefit hereunder); the parties, however, now herewith agreeing that this obligation of Stockholders is not intended to nor shall it create either directly or indirectly any new liability or obligation on the behalf of Stockholders as concerns or relates to any person or other entity not a party to this Agreement; in addition, Stockholders hereby join in and otherwise participate in this Agreement, and execute it individually as it relates to other contractual agreements they herewith make, referenced herein, which shall become effective upon execution and consummation of this Agreement;

Now, Therefore, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration
(including the purchase price specified in Article Three, below), the sufficiency of which is hereby acknowledged, Seller, Stockholders (collectively or individually, to the extent as provided herein) and Buyer do mutually agree as follows:

ARTICLE ONE.   SALE AND PURCHASE OF ASSETS

         Section 1.1. Assets Sold and Purchased. Subject to and on the terms and conditions set forth herein, at the Closing (as defined in Section 4.1., which shall occur on the "Closing Date"), Seller shall sell, deliver, transfer and assign to Buyer free and clear of all liens, claims, charges, restrictions and encumbrances of every kind, nature and description (except only any as are expressly identified as such, set forth in Exhibit 2.1, and which Buyer, in connection therewith, shall have agreed to accept), and Buyer shall purchase for the consideration herein provided, all of the assets, properties and business of Seller of every kind, nature and description, wherever located, whether tangible or intangible, and whether or not fully depreciated or amortized, as the same shall exist as of the Closing Date (and excepting only such specifically identified assets as are to be retained by Seller pursuant to Section 1.2. hereof). Such assets to be purchased by Buyer, hereinafter sometimes referred to as the "Purchased Assets", are those specifically set forth in Exhibit 1.1., attached hereto, and which is intended and shall include all of those assets now and presently required for and used in the operation of Seller's Business, including existing or pending licenses, contracts and incomes from and after
Closing Date, and expressly including the following: (a) All furniture, fixtures, equipment, and inventory owned by Seller; (b) All right, title and interest in and to the name "Managed Respiratory Care Services, Inc." and any registered copyright or service mark related thereto; (c) All intellectual property rights of Seller, and trade secrets including the Seller's client list;
(d) All right, title and interest of Seller in, to and under each assignable license, contract, agreement, commercial document, memorandum, letter of intent, order or commitment, whether written or oral, in the name of or intended for the benefit of Seller and related to Seller's Business; (e) All accounts, licenses and prospective customer lists, files, correspondence and databases and any other information relating to the Purchased Assets, including without limitation, any prospects list (except for any of the foregoing which Seller requires to operate its business after the Closing or is required to retain in order to comply with any applicable law, as to which only copies thereof are to be conveyed hereunder (collectively, the "Purchased Asset Information"); and (f) All membership or other similar interests in "Phoenix Solutions, LLC", or any contracts regarding such entity.

         Section 1.2. Assets Retained by Seller. Seller shall not sell, deliver, transfer, assign or convey, and Buyer shall not purchase, the assets of Seller (if any) as are set forth in Exhibit 1.2 hereto. Such assets are hereinafter referred to as the "Retained Assets".

         Section 1.3. Instruments of Transfer. At Closing, Seller shall deliver to Buyer bills of sale, endorsements, assignments, and such other good and sufficient documents and instruments of transfer as shall be effective, in the opinion of Seller's counsel (see Section 4.2(f)(ix) of this Agreement), and acceptable to Buyer's counsel, to vest in Buyer good, marketable and indefeasible title to the Purchased Assets as contemplated hereby.

         Section 1.4. Further Assurances by Seller and Stockholders. Seller and Stockholders further agree that, at any time and from time to time after Closing, they will, upon the request of Buyer and at Seller's and Stockholder's sole expense, do, execute, acknowledge, and deliver, or will use their best efforts to cause to be done, executed, acknowledged or delivered, all such further acts, assignments, transfers, conveyances, or assurances as may be reasonably required in order to further transfer, assign, convey, assure and confirm to Buyer, or to aid and assist in the collection or reducing to possession by Buyer, of any of the Purchased Assets or to vest in Buyer good, marketable and indefeasible title to such Purchased Assets.

         Section 1.5. Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, license, lease, commitment, sales order, purchase order, or any claim or right of benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto (which third party is not a party to this Agreement) would constitute a breach thereof or in any way affect the rights of Buyer thereunder. In such event, Seller and Stockholders shall use their best efforts to obtain the consent of the third party to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller and Stockholders agree to cooperate with Buyer in any reasonable arrangements designed to provide and assure to Buyer the benefits thereunder, including enforcement for the benefit of Buyer of any and all rights of Seller against the third party arising out of the cancellation undertaken or attempted by such third party or otherwise.

         Section 1.6. Access by Seller and Stockholders. For a period of three years after Closing or such longer period of time as may be necessary for Seller's or Stockholders' compliance with requirements of any taxing authorities, Buyer shall, during normal business hours, provide Seller, Stockholders and their authorized agents or representatives, with such access to the books and records of the Seller's Business, as are to be conveyed, transferred and assigned to Buyer in connection with the Purchased Assets, as the Seller and Stockholders may reasonably require. Such access shall be limited to the books and records of the Seller's Business prior to the Closing Date. Seller and Stockholders shall be entitled, at their own expense, to make extracts of copies of such books and records. Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to give Seller, Stockholders or any such agents or representatives, access to any material relating to any period subsequent to the Closing Date or developed by Buyer at its expense or for its benefit, including, without limitation, tax returns for any subsequent periods of time, provided, Buyer shall give reasonable access to Seller, as Seller may reasonably determine to be directly relevant, of such books and records developed and maintained by Buyer after Closing Date, and as necessary to verify the amount of any Earn-Out Payments to which Seller may become entitled, after Closing Date, under Section 3.4 (or related section, if applicable) of this Agreement.

ARTICLE TWO.   ASSUMPTION OF LIABILITIES

         Section 2.1. Liabilities Assumed. Buyer shall not assume any liabilities (or obligations) whatsoever of either Seller or Stockholders, whether in connection with Seller's Business or the Purchased Assets, except those specifically listed, identified and enumerated in Exhibit 2.1., attached hereto (the "Assumed Liabilities").

         Section 2.2. Liabilities Retained. Seller agrees to retain all liabilities and obligations of Seller, pertaining to the Seller's Business and the Purchased Assets, except as specifically assumed by Buyer and as fully shown in Exhibit 2.1. (if any). Except as so shown, Seller shall remain fully obligated, and shall discharge all liabilities and obligations thereof (hereinafter collectively referred to as the "Liabilities)", including but not limited to the following: (a) All long-term liabilities of Seller, including the current portion thereof; (b) All liabilities for federal, state, provincial, local and foreign taxes relating to Seller's Business, whether arising prior to the Closing Date or thereafter, and related to the Seller's prior use, ownership or possession, or Seller's transfer, conveyance and assignment, of the Purchased Assets contemplated by this Agreement, including without limitation, property, franchise, gross receipts, sales, and income taxes of every kind and description; (c) All liabilities of Seller to its accounts, clients or customers, arising out of or connected with matters on or prior to the Closing Date; (d) All liabilities (including short term) of Seller of any nature whatsoever, based on events occurring before the Closing Date or services performed by Seller before the Closing Date, notwithstanding that the date on which the claim is first made known is after the Closing Date, including without limitation those liabilities pertaining to any employment relationship, or regulations or laws relating to health and safety of employees; regulations or laws relating to hazardous materials and pollution of the environment; (e) All liabilities of Seller with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings relating to events on or before the Closing Date, or arising thereafter; (f) All liabilities of Seller with respect to or arising out of the transactions contemplated by this Agreement; (g) Any liability, the existence of which is a breach of any representation, warranty, or covenant of either Seller or Stockholders (whether collectively, or individually by name) under or within this Agreement; and (h) All liabilities of Seller with respect to all employee pay, salary, benefit and bonus plans based on events occurring or arising prior to the Closing Date, or arising thereafter.

ARTICLE THREE.    CONSIDERATION FOR PURCHASED ASSETS

     Section 3.1. Total Purchase Price to be Determined. Buyer, at Closing and from time to time thereafter as provided in this Agreement, shall pay Seller for the Purchased Assets a total money purchase price consisting of a "Minimum Purchase Price" (see Section 3.2), and "Earn-Out Payments", in an amount to be determined after Closing in accord with this Article Three. In no event shall the total of Minimum Purchase Price and Earn-Out Payments, regardless of when determined or payable, exceed the sum of $800,000.00.

     Section 3.2. Closing; "Minimum Purchase Price" due at Closing. On Closing Date, and if the transaction is then ready to be consummated to the reasonable satisfaction of each party, and in a manner consistent with the terms of this Agreement, and if Seller and Stockholders shall have performed prior to Closing all matters as required of them under this Agreement, and all conditions shall have been satisfied or otherwise waived by the party having the power to so waive, Buyer shall thereupon pay Seller the sum of $300,000.00, by cashier's check or money order payable to Seller's order, or wire transfer to Seller's designated account. This sum shall be the "minimum purchase price" to be paid by Buyer.

     Section 3.3. "Earn-Out Payments"; Definitions and Principles. The additional amount of the purchase price (over and above that payable under
Section 3.2), if any, shall be known as the "Earn-Out Payments", as may be determined to be earned by Seller, and due and owing by Buyer, from time to time following Closing Date and during the "Earn-Out Period"(which begins the first day following the Closing Date and ends December 31, 1998), all pursuant to the provisions of this Section 3.3 and the formula in following Section 3.4. Earn-Out Payments shall be based on "After-Tax Profitability" ("ATP"), which for purposes of this Section 3.3 (and related sections) shall be determined in accord with the following: Gross Revenues (as defined for each of the accounting periods contained within the Earn-out Period) of that defined or described portion of Buyer's RT Division (as more fully qualified herein), less Cost of Sales, Overhead, General & Administrative Costs, Amortization, Interest, Depreciation, and Other Expenses, (in accord with generally accepted accounting principles, consistently applied) and less Taxes, for each of the respective accounting periods ("Years") during the Earn-Out Period. The result, so determined, subject to the definitions and determinations hereinafter provided, shall be After-Tax Profitability ("ATP"), upon which determination the amount of any Earn-Out Payment shall ultimately be further determined. As a general rule, for purposes of determining Earn-Out Payments under this (and related) sections of this Agreement, the parties intend that Buyer's RT Division shall include operations under and sales generated by those Purchased Assets as comprised the Seller's Business immediately prior to Closing Date, together with that such new and additional business as Buyer's RT Division, as initially constituted, shall develop with either existing accounts or third-parties unrelated to Buyer following Closing Date. Determination of Gross Revenues of Buyer's RT Division, for this purpose, shall not include any sales derived from the assets included within such division, if any, hereafter purchased from a third party seller. Further, unless included within Gross Revenue for a particular Year (by and under the definitions following), Gross Revenue of the Buyer's RT Division shall not include sales directly or indirectly related to Regency Health Services, Inc. (Buyer's parent corporation), or any subsidiaries thereof, or divisions of subsidiaries. The following definitions (or principles) shall be applied to determine ATP, which, following adjustments and subject to those provisions more fully stated in Section 3.4, shall yield the Earn-Out Payments to be determined during the Earn-Out Period: o Gross Revenue (Year One): the gross revenues of Buyer's RT Division, excluding sixty per cent (60%) of sales directly or related to Buyer's parent corporation, Regency Health Services, Inc., and subsidiaries or divisions owned by said parent corporation. o Gross Revenues (Year Two): the gross revenues of Buyer's RT Division, excluding sixty per cent (60%) of those sales directly or related to Buyer's parent corporation, Regency Health Services, Inc. and subsidiaries or divisions owned by said parent corporation arising during that period of time of Year Two as is within 12 months of the Closing Date (and excluding all such sales thereafter). o Gross Revenues (Year Three): the gross revenues of Buyer's RT Division, excluding those sales directly or related to Buyer's parent corporation, Regency Health Services, Inc. and subsidiaries or divisions owned by said parent corporation. o Cost of Sales: all expenses directly attributable to generation and support of gross revenues.
o Overhead: all expenses indirectly attributable to generation and support of gross revenues. o General & Administrative Expenses: those expenses necessary to support the RT Division, and which cannot be directly or indirectly allocated to any portion of the gross revenue. o Depreciation, Interest, and Other Expenses: determinations to be made consistent with generally accepted accounting principles. o Taxes: all federal, state, local and other governmental taxes based on income and profit, determined to be applicable to the Buyer's RT Division, during the Earn-out Period, without regard to any surtax exemption. o Inter-company allocations of expenses: inter-company (or divisional) allocations shall be limited to those expenses which, because of cost and/or efficiency advantages, can be directly associated with the operation of Buyer's RT Division. Buyer will provide detailed explanation in support of the allocation.

         For purposes of applying and determining the Earn-Out Payments as may be due Seller from time to time, Buyer shall track and record ATP (as that term is specially defined in and for the purposes of this Section 3.3 and related sections hereof) of Buyer's RT Division (as limited in this Section 3.3) during three (3) consecutive accounting periods or calendar years, namely, 1996 (from and after Closing Date only, expressly excluding any period of calendar year 1996 prior to the Closing Date), 1997 and 1998 (such periods or years being collectively referred to as the "Earn-Out Period", each such year being individually referred to, in succession, as "Year One", "Year Two", and "Year Three"). If ATP for the Year in question, is equal to or greater than "ATP Target" as shown in Column 2 of table, Section 3.4, below, the Earn-Out Payment shall be deemed fully earned, due and payable. If ATP for the Year in question is less than "ATP Target" as shown in Column 2, table, Section 3.4, the Earn-Out Payment shall be reduced by a ratio of $3 for each $1 said ATP is less than the ATP Target, to be applied until the Earn-Out Payment for the Year reaches zero. Earn-Out Payments are not dependent upon Stockholders' continued employment by Buyer, nor upon the maintenance of such employment for any particular or minimum period of time.

     Section 3.4. Table of ATP Targets, Earn-Out Payments. When ATP equals or exceeds ATP Target, Earn-Out Payments ("EOP") shall be deemed fully earned by Seller, and become fully payable by Buyer in accord with the following table:
       Column 1                     Column 2         Column 3
         Year                       ATP Target                EOP
          One (1996)                $63,000.00                $25,000.00
         Two (1997)                 $186,000.00               $175,000.00
         Three (1998)               $293,000.00               $300,000.00

     In no event shall the cumulative total of the Earn-Out Payments, for the entire Earn-Out Period, exceed the sum of $500,000.00. If ATP does not equal or exceed ATP Target, in one or more Years, apply EOP reduction formula stated in
Section 3.3.

     Section 3.5. Delivery of Buyer's RT Division Financial Statements. Within forty-five days after the end of each of the Years comprising the Earn-Out Period, Buyer shall have prepared and delivered to Seller internally-prepared and maintained balance sheet and income statements for such year for Buyer's RT Division (the "Financial Statements"), prepared in accordance with generally accepted accounting principles (GAAP), consistently applied, along with a statement in reasonable detail computing and showing Gross Revenue (as variously defined in Section 3.3, for the Year in question), along with a "Earn-Out Report", containing an identification of all other applied elements and items leading to a determination of ATP, with all necessary back up calculations and determinations.

     Section 3.6. Calculation of Earn-Out Payments; Dispute by Seller. (A) The contents of the Financial Statements and Earn-Out Report, as determining the Earn-Out Payment payable for that Year, in accord with Section 3.3 and Section 3.4, shall be binding upon the parties unless Seller gives written notice ("Earn-Out Report Dispute Notice") that Seller disputes the calculations therein, serving such Earn-Out Report Dispute Notice within twenty (20) days after the Financial Statements and Earn-Out Report have been transmitted to Seller. (B) If Seller delivers an Earn-Out Report Dispute Notice in accordance with Subsection 3.6(A), such notice shall set forth in reasonable detail the exclusions, calculations or determinations being disputed in good faith. If Buyer and Seller have not resolved the dispute within fifteen (15) days after Seller serves the Earn-Out Report Dispute Notice, the parties shall promptly submit the dispute to a nationally recognized, mutually-agreed, "Big Six" accounting firm or its successor (other than any such auditors used by Buyer within the previous three (3) years) with instructions to finally determine, by compilation or review, within thirty (30) days, Gross Revenue (as variously defined in Section 3.3, for the Year in question), along with such other necessary and appropriate determinations leading to ATP (as that term is specially defined in and for the purpose of Section 3.3, and related sections), of the Buyer's RT Division (as qualified in Section 3.3) and whether ATP, when compared to ATP Target, is sufficient to entitle Seller to an Earn-Out Payment (whether in full, per the table in Section 3.4, or reduced by the formula in Section 3.3). All expenses relating to such determination, including attorneys' fees, shall be borne equally by the parties. The accounting firm so selected shall by compilation or review set forth the exclusions, calculations and determinations, thereby establishing the Auditor's Earn-Out Report for the Year in question, and such Auditor's Earn-Out Report shall thereupon become binding upon and non-appealable by the parties.

     Section 3.7. Payments. (A). The Earn-Out Payments, if, when and to the extent deemed earned, shall be paid to Seller according to the following schedule:

         Year:             EOP Due Date:
         1996              March 15, 1997
         1997              March 15, 1998
         1998              March 15, 1999

(B). Except as provided in Subsection 3.6(A), any amount of Earn-Out Payments deemed earned, and due and owing from Buyer, but not paid in full within ten
(10) days following the due date specified in Subsection 3.7(A), shall thereafter bear interest until paid, at ten percent (10%) per annum. (C). If the Auditor's Earn-Out Report determines that any additional amount of Earn-Out Payments are earned, and due and owing by Buyer, the Earn-Out Payment shall be paid to Seller within ten (10) days of the determination, and if not so paid, the amount of any unpaid Earn-Out Payments shall bear interest as provided in Subsection 3.7(B).

     Section 3.8. Continuation of Operations. Buyer represents and agrees as follows: (a) that all Purchased Assets, including all contracts, agreements, commitments and any renewals, modifications or amendments to same, will be retained in Buyer's RT Division during the Earn-Out Period (Buyer, however, shall not be in breach for any loss, diminishment, cancellation, termination or curtailment of any such Purchased Assets by the actions or activities of third parties, including the cancellation or termination of any contract or agreement by the other party thereto, nor shall Buyer be prevented, in good faith, from cancelling, terminating or curtailing one or more operations under any particular contract, agreement, commitment or any renewals by reason of such operations generating inadequate sales, margins or profits, in Buyer's sound business discretion); (b) that, unless otherwise provided for in (a) above, the operations of Seller's Business, as existed immediately prior to Closing Date, will be continued and developed in Buyer's RT Division (with the direction, efforts, full cooperation and assistance of Mathews and Salazar, during such time as they each may be employed by Buyer's RT Division following Closing Date, pursuant to other portions of this Agreement) during the Earn-Out Period; (c) that Buyer's RT Division will not merge with, and that the assets of the RT Division will not be sold to, or otherwise consolidate with any other division or entity, affiliated with Buyer or otherwise, during the Earn-Out Period (without Seller's written consent, which consent shall not be unreasonably refused if and in the event Buyer's proposed transfer, by sale or otherwise, of all or any Purchased Assets or the RT Division is to an entity, division or a third party which transferee shall have expressly agreed to assume the continuing responsibilities of Buyer under this Agreement, including the ongoing obligation of Buyer to determine and pay to Seller the Earn-Out Payments, and shall have further agreed to continue the operations of the Buyer's RT Division consistently and in substantially the same manner as Buyer shall have undertaken same following Closing Date); and (d) that until end of the Earn-Out Period, neither Buyer's parent corporation or other subsidiaries thereof will not establish or own a business directly competing with Buyer's RT Division, or any business that would compete with the Seller's Business as it existed immediately prior to the Closing Date (for purposes of this Section 3.8, "Competing Business" shall mean any business that engages in, and "Compete" shall mean the practice of, providing or furnishing marketing, contract management or practice management services for and on behalf of respiratory care therapists or employers of such therapists within the state of Arizona, provided Buyer shall not be precluded from acquiring the assets of any such Competing Business, to be operated as part of the RT Division); and (e) that Buyer will maintain adequate books and records during the Earn-Out Period and for two years thereafter in order to allow Seller to review the books and records during reasonable business hours.

     Section 3.9. Buyer's Default and Seller's Remedy. (A) Each of the following shall constitute an Event of Default with respect to Buyer's continued performance under this Article Three, when occurring or transpiring during the Earn-Out Period: (1) failure by Buyer to issue payment of any Earn-Out Payment (when such is deemed earned, due and owing under the Earn-Out Report) by the due date specified in Section 3.7, or within ten (10) days thereafter; (2) failure by Buyer to provide Financial Statements or the Earn-Out Report to Seller in a timely manner as required by Section 3.5; (3) the transfer, by sale or otherwise, of any of the Purchased Assets to any other entity or division other than Buyer's RT Division, without Seller's written consent, which consent shall not be unreasonably refused if and in the event Buyer's proposed transfer (by sale or otherwise) of all or any Purchased Assets is to an entity, division or a third party which transferee shall have expressly agreed to assume the continuing responsibilities of Buyer under this Agreement, including the determination and payment to Seller of any remaining Earn-Out Payments, when and as due, and shall have further agreed to continue the operations of the Buyer's RT Division consistently and in substantially the same manner as Buyer shall have undertaken same following Closing Date; (4) Buyer's discontinuance of the RT Division prior to the expiration of the Earn-Out Period (unless by transfer, by sale or otherwise, to which Seller shall have consented); (5) engagement by Buyer, or its parent corporation, in any Competing Business, or any business that would Compete with the business of Seller's Business as it existed prior to the Closing Date, and within any point in Arizona; or (6) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, instituted by or against Buyer or a subsidiary of Buyer, if not dismissed within 90 days.

(B) In the event one or more Events of Default have occurred, Buyer shall be in breach of this Agreement and Seller is then entitled to pursue all available remedies, including damages or specific performance, to which Seller may then be entitled under applicable law.








ARTICLE FOUR.   THE CLOSING

     Section 4.1. Date, Time and Place. Closing of the purchase and sale of all Purchased Assets, as contemplated herein, shall take place on August 9, 1996, at the hour of 11:00 A.M., local time, at the Buyer's offices at Laguna Hills, California, or such earlier date and hour as the parties may mutually agree upon, or such later date and hour, or at such other place, as the parties may mutually agree in writing. If Closing does not take place because of the actions or inactions of Seller, or if there is any material, adverse change to the Purchased Assets, or the Seller's Business generated thereby, as a result of any condition, occurrence or event predating the Closing, then and in such event, Buyer may, at Buyer's sole option, declare this Agreement null and void, no longer in effect and neither party shall have any further obligation or liability hereunder. If Closing does not take place solely because of the actions or inactions of Buyer, then and in such event Seller may, at Seller's sole option, declare this Agreement null and void, no longer in effect.

     Section 4.2. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to perform in accordance with this Agreement is contingent upon, and subject to, satisfaction or waiver by Buyer of the following conditions by Seller and/or Stockholders (collectively or individually, as the case may be) at or prior to Closing, or compliance with the following conditions to Buyer's reasonable satisfaction: (a) Performance by Seller and Stockholders of all agreements and covenants to be performed by them at or prior to Closing; (b) Continued accuracy of the representations and warranties of Seller and Stockholders, as herein contained; (c) Absence of any pending or threatened legal action against Seller or Stockholders which, if successful, would prohibit or hinder consummation, or require substantial rescission of the transactions contemplated by this Agreement; (d) Absence of a material, adverse change in the financial condition, results of operations, assets (including the Purchased
Assets)  or  business  of Seller;  (e)  Continuation  in full force and  effect, without modification, of Seller's presently existing and material leases, contracts, licenses, permits and other similar contracts and rights; (f) Delivery of the following documents to Buyer or confirmation to Buyer of compliance with the following requirements at or before Closing, all of which shall be in form and of such substance acceptable to Buyer and its counsel: (i) Instruments of transfer required by Section 1.3 hereof; (ii) Releases (or copies thereof) of all liens, claims, charges, encumbrances, security interests and restrictions, if any, on the Purchased Assets necessary to provide Buyer with good, marketable and indefeasible title to each and all of the Purchased Assets at Closing (excepting only any such matters which Buyer has agreed to accept thereon and at such time, and as are specifically listed and shown as such in
Exhibit 2.1); (iii) Consents and approvals of all third parties, if any, necessary for Seller and Stockholders to execute, deliver or perform this Agreement; (iv) Consents and approvals of all third parties having business relationships with seller, if consent to transactions of the nature herein contemplated is or may be required in order to prevent a material adverse change in such business relationship, such as cancellation of services or any software license by a customer; (v) Certified copies of corporate actions taken by Seller's Board of Directors, and Seller's Stockholders, authorizing the execution, delivery and performance of this agreement, and the filing of amendments to Seller's Articles of Incorporation, changing Seller's name to eliminate any and all reference, in any form, to "MANAGED RESPIRATORY CARE SERVICES, INC."; (vi) Articles of Amendment to the Articles of Incorporation of Seller, in form suitable for filing forthwith, changing its name to eliminate the words "MANAGED RESPIRATORY CARE SERVICES" (to be thereafter filed at Seller's expense, with the Arizona Corporation Commission, and proof thereof being furnished to Buyer's counsel not more than 15 days following Closing);
(vii) Certificate of Good Standing and Status for Seller from the State of Arizona, dated no earlier than ten (10) days prior to the Closing Date; (viii) Certificate signed by one or more duly authorized officers of Seller, and Stockholders, dated the Closing Date, to the effect that the representations and warranties of Seller and Stockholders contained herein are true and correct as of the Closing Date, just as if such representations had been made thereat and on such date; (ix) Opinion of counsel for Seller and Stockholders, addressed to Buyer and dated the Closing Date, to the effect that the representations and warranties contained in Sections 5.1.1; 5.2.1; 5.2.2.; 5.2.3. clause (i) and
(iv); and Subsection 5.4.2. (the third sentence) are true and correct subject, where appropriate, to the standard bankruptcy and equitable remedies exceptions and subject to such changes as are reasonably acceptable to Buyer's counsel; (x) UCC searches showing no liens, security interests, or claims against the Purchased Assets or Seller's Business being hereby acquired, brought current to the Closing Date by supplemental affidavits of Seller and Stockholders; and (xi) Satisfaction of all bank indebtedness required to consummate the transaction with delivery of pay-off letters or documents from the involved bank(s) or other lenders to be addressed to Seller.

     Section 4.3. Conditions Precedent to Seller's and Stockholder's Obligations. The obligation of Seller and Stockholders (collectively or individually, as applicable) to perform in accordance with this Agreement is contingent upon, and subject to, satisfaction of the following conditions by Buyer at or before Closing: (a) Performance by Buyer of all agreements and covenants to be performed by it at or prior to Closing; (b) Continued accuracy of the representations and warranties of Buyer, as herein contained; (c) Absence of any pending or threatened legal action against Buyer which, if successful, would prohibit or hinder consummation, or require substantial rescission of the transactions contemplated by this Agreement; (d) Delivery or tender of the following documents to Seller, at Closing, all of which shall be in form and of such substance acceptable to Seller and its counsel: (i) That portion of the purchase price as required by Section 3.2. hereof; (ii) Instruments by which Buyer assumes the Assumed Liabilities (if any); (iii) Certified copies of corporate actions taken by Buyer, and Buyer's shareholder, authorizing the transactions contemplated hereby; (iv) Certificate of good standing for Buyer dated no earlier than 10 days prior to the Closing Date; (v) Certificate signed by Buyer's President, dated the Closing Date, to the effect that the representations and warranties of Buyer contained herein are true and correct as of the Closing Date, just as if such representations and warranties had been made thereat; and (vi) Opinion of counsel for Buyer, addressed to Seller and Stockholders, dated the Closing Date, to the effect that the representations and warranties contained in Section 6.1. are true and correct, and that to the best of said counsel's knowledge, the representations and warranties contained in Subsections 6.2.2. and 6.2.3. are true and correct, subject, where appropriate, to the standard bankruptcy and equitable remedies exceptions and subject to such changes as are reasonably acceptable to Seller's counsel.

     Section 4.4. Non-fulfillment of Buyer's Conditions. The conditions contained in Section 4.2. hereof have been inserted for the exclusive benefit of Buyer. In case any material conditions shall not be fulfilled at or before Closing, Buyer may rescind this Agreement by notice to Seller and in such event, Buyer shall be released from all further obligation hereunder and, unless Buyer can show that the condition or conditions for the non-performance of which Buyer has rescinded this Agreement were reasonably capable of being performed or caused to be performed by Seller and/or Stockholders without undue delay or postponement of the Closing, then Seller and Stockholders shall also be released from all obligations hereunder; provided, that any of the said conditions may be waived in whole or in part by Buyer without prejudice to Buyer's right of rescission in the event of the non-fulfillment of any other condition or conditions.

     Section 4.5. Non-fulfillment of Seller's and Stockholder's Conditions. The conditions contained in Section 4.3. hereof have been inserted for the exclusive benefit of Seller and Stockholders. In case any material conditions shall not be fulfilled at or before Closing, Seller may rescind this Agreement by notice to Buyer and in such event, Seller and Stockholders shall be released from all further obligation hereunder and, unless Seller and Stockholders can show that the condition or conditions for the non-performance of which Seller and Stockholders have rescinded this Agreement were reasonably capable of being performed or caused to be performed by Buyer without undue delay or postponement of the Closing, then Buyer shall also be released from all obligations hereunder; provided, that any of the said conditions may be waived in whole or in part by Seller and Stockholders without prejudice to their right of recission in the event of the non-fulfillment of any other condition or conditions.

ARTICLE FIVE.   REPRESENTATIONS, WARRANTIES OF SELLER, STOCKHOLDERS

         Seller and Stockholders, jointly and severally, represent and warrant to Buyer that the following statements are true and correct to the best of their knowledge, respectively, as of the date hereof and that said statements will be true and correct to the best of their knowledge, respectively, as of the Closing Date (unless specific reference is made to only one of such dates or to some other date):

     Section 5.1.  Corporate Status of Seller:

5.1.1. Organization, Good Standing and Power of Seller. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of Arizona and (ii) has full corporate power and authority to own, lease and operate its properties (including the Purchased Assets) and to carry on Seller's Business, as such business is presently being conducted, and to execute, deliver and perform this Agreement in all and every material respect.
5.1.2. Ownership of Seller. All of the issued and outstanding shares of the capital stock of Seller are owned by the Stockholders, all parties hereto, and that no persons not parties hereto have any right, warrant, or option to acquire (or to exercise the voting powers or rights represented by) any such shares.
5.1.3.  Subsidiaries.  Seller has no subsidiaries or affiliate companies.
5.1.4. Foreign Qualification. Seller is not qualified to transact business in any foreign jurisdiction.

Section 5.2.   Status of Agreements:

5.2.1. Authorization and Enforceability. All requisite corporate action to approve, execute, deliver and perform this Agreement, and each of the other agreements, instruments and other documents to be delivered in connection herewith, has been taken by the Seller's Directors and all Stockholders. This Agreement has been duly and validly executed and delivered by Seller and all Stockholders and constitutes the valid and binding obligation thereof, enforceable in accordance with its terms. All such other agreements, instruments and other documents to be executed and delivered by Seller or Stockholders will, when executed and delivered, constitute the valid and binding obligation of the Seller or Stockholders, enforceable in accordance with its terms. 5.2.2. Consents. Except as set forth on and fully identified in Disclosure Schedule 5.2.2., and as required or indicated by the provisions hereof, no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required in connection with the execution, delivery, or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Seller or Stockholders in connection herewith. 5.2.3. Absence of Conflicts or Disruptions. Except as set forth on and fully identified in Disclosure Schedule 5.2.3., neither the execution, delivery or performance of this Agreement, or any other agreement, instrument or document to be executed and delivered by Seller or Stockholders in connection herewith, does or will violate or conflict with, result in a breach of or give rise to a right of acceleration or termination under (i) Seller's Articles of Incorporation or Bylaws; (ii) any lien, mortgage, security agreement or other encumbrances or restriction affecting Seller's Business or Purchased Assets; (iii) any commitment, contract, agreement, plan, arrangement, understanding, instrument, lease, or license to which Seller is a party or to which it is bound; or (iv) any order, arbitration, award, judgment, decree or similar restriction to which Seller is subject or by which it is bound. Such execution, delivery and performance will also not result in the imposition of any lien, mortgage, pledge, encumbrance, easement, claim, or other restriction or charge on Seller's Business, or the Purchased Assets, or impair any material business relationship which Seller has with any current customer, licensee, or other person, except as set forth in this Disclosure Schedule 5.2.3.

Section 5.3.   Status of Business:

5.3.1. Financial Statements Disclosure Schedule 5.3.1. consists of the following financial statements:

     Internally prepared balance sheet of Seller as of June 30, 1996, together with the related statement of income;

         All of such financial statements and information are true, correct and complete and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The balance sheet referenced above, (the "Balance Sheet") presents fairly the financial condition of Seller, as at the date stated, and the statement of income presents fairly the results of operations for the period covered thereby, given the limited purpose for which those financial statements were prepared. 5.3.2. Absence of Undisclosed Liabilities. Seller does not have any knowledge of any liabilities other than (i) liabilities adequately reflected or reserved against in the Balance Sheet and which, in accordance with generally accepted accounting principles, should have been reflected therein, (ii) current liabilities incurred in the ordinary course of business since the date of such Balance Sheet, all of which are reflected in the journals and ledgers of Seller, and
(iii) the liabilities set forth in Disclosure Schedule 5.3.2. 5.3.3. Absence of Certain Changes. Since the date of the Balance Sheet, Seller's Business has been operated only in the ordinary course, and, except as set forth in Disclosure
Schedule 5.3.3., or otherwise reflected in the Balance Sheet or in other provisions of this Agreement, there has not been with respect to Seller, and as shall apply only to the Purchased Assets, being sold to Buyer hereunder: (a) Any change in its condition, financial or otherwise, assets, liabilities, business, earnings or prospects, except changes in the ordinary course of business or of which Buyer has knowledge, none of which individually or in the aggregate has been materially adverse; (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting its properties, assets, business or prospects; (c) Any executory sales commitments in excess of its ability to produce or conduct operations at a profit; (d) Any general increase in the level or rate of sales or compensation of employees; (e) Any liability incurred or assumed, or any contract, agreement, arrangement, license or other commitment entered into or assumed by it or on its behalf, whether written or oral, involving more than $5,000.00 in each instance, except in the ordinary course of business; (f) Any loan or advance made to any officer, director, consultant, agent, employee or shareholder, or other loan or advance made otherwise than in the ordinary course of business; (g) Any change in its accounting methods or practices or any change in depreciation or amortization policies or rates theretofore adopted by it; (h) Any purchase or sale of assets in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of assets otherwise than in the ordinary course of business;
(i) Any acquisition of all or any substantial part of the stock or the business or operating assets of any other person, firm, association, corporation, limited liability company, or business organization except as disclosed to Buyer; (j). Any actual or threatened material adverse change in its revenue earnings, business, operations, condition, prospects or business relationships; (k) Any mortgage, pledge, lien, charge, security interest or other encumbrance against, any of its assets; (l) Any waiver of release of any rights, except for rights of insubstantial value; or (m) Any transfer or grant of any material rights under any leases, licenses, agreements, copyrights, trade names, or service marks.

5.3.4. Taxes. The books of account of Seller accurately reflect all known items of income and expense (including accruals) and all assets and liabilities of Seller in accordance with normal accrual accounting practices, subject to customary month-end, quarterly, or year-end adjustments, and customary audit adjustments. Except as listed in Disclosure Schedule 5.3.4., Seller has (i) filed all federal and local income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, real and personal property tax, and all other tax returns which it is required to file with respect to Seller and which have become due, (ii) paid or accrued all taxes owed by Seller as well as all deficiencies or other assessments of tax interest or penalties, and (iii) provided for all taxes not yet payable by Seller. There are no claims pending against Seller for deficient or past due taxes of any nature, and Seller has no knowledge of any unassessed tax deficiency proposed or threatened against Seller. No audits of any tax return of Seller are currently in progress, and there are not in force any extensions of time with respect to the dates on which any tax return was or is due to be filed by Seller or any waivers or agreements for the extension of time for the assessment or payment of any tax. 5.3.5. Compliance with Laws. Except as set forth in Disclosure Schedule 5.3.5., Seller (i) is not in violation of any outstanding judgment, order, injunction, award or decree specifically relating to it; (ii) is not in violation of, in any material respect, any federal, state, provincial, local or foreign law, ordinance or regulation applicable to Seller's Business or the Purchased Assets, including without limitation environmental laws and occupational health and safety laws. 5.3.6. Litigation. Except as set forth in Disclosure Schedule 5.3.6., no claim, litigation, action, investigation, or proceeding is pending, or, to the knowledge of Seller or Stockholders, threatened, and no order, injunction or decree is outstanding, against or relating to Seller, Seller's Business or the Purchased Assets, and neither Seller nor Stockholders know or has a reasonable basis for knowing of any information which may result in any such claim, litigation, action, investigation or proceeding. 5.3.7. Materials and Supplies. Seller and Stockholders are not aware of any actual or potential shortage of materials or supplies from any source which might materially and adversely affect Seller's Business. 5.3.8. Lists of Properties, Contracts, Etc. Disclosure Schedule 5.3.8. contains a complete and accurate list and description of the following with respect to Seller's Business: (a) All real property leased from others; (b) All equipment, furniture, fixtures, vehicles, leasehold improvements, other personal property used in the conduct of Seller's Business with an original cost in excess of $1,000.00, or which are leased for others at an annual rental in excess of $500.00; (c) All licenses, franchises, permits, orders, authorizations, concessions, copyrights, trademarks, service marks, trade names, patents or other intellectual property items used in the conduct of Seller's Business; (d) All agreements for the purchase, sale or other disposition of goods, materials, equipment, supplies, capital assets, or services which cannot be terminated at any time on less than thirty (30) days notice without liability, which by their terms will not be fully performed on or before the Closing Date or which involve terms or quantities exceeding normal commitments in the ordinary course of business; (e) All instruments or agreements evidencing liens, financing arrangements or secured transactions for Seller's Business or any Purchased Asset; (f) All management, employment or agency agreements; (g) All agreements with directors, officers, or any Stockholders, or with the spouse or other relative of any such persons; (h) All agreements and instruments pursuant to which credit has or may be obtained or indebtedness for borrowed money has or may be incurred; (i) All guarantees of payment or performance by or on behalf of a third-party; (m) All other contracts, agreements, commitments or understandings entered into other than in the ordinary course of business and consistent with past practices; (n) The names and addresses of all current officers and directors, and current compensation rates or arrangements for each such person; and (o) The names and addresses of all persons, if any, now holding proxies, powers of attorney, or other like instruments and powers to act on behalf of Seller, and a summary of the terms thereof.

         True and complete copies of all written documentation pertaining to each of the foregoing, as disclosed on Disclosure Schedule 5.3.8., have been previously delivered to or made available for inspection by Buyer.
 5.3.9. Compliance with Contracts and Commitments. With respect to the agreements, leases, licenses, commitments, instruments and undertakings, oral or written, to which Seller is a party or by which it is bound, (i) Seller has performed all of the obligations to be performed by it; (ii) Seller is not in any material respect in default under or in violation of any thereof; (iii) there is no basis for a valid claim of such a violation or default; and (iv) no event has occurred which, with notice or lapse of time or both, would constitute such a default. Neither Seller nor Stockholders are aware of any material default under or any material violation of any of the foregoing by any other party thereto.

Section 5.4.   Status and Quality of Assets:

5.4.1. Completeness. Except for the Retained Assets, included in the Purchased Assets are all those assets which are necessary in order to operate Seller's Business in the ordinary course as presently conducted. 5.4.2. Seller's Title.
Except as set forth in Disclosure Schedule 5.4.2., Seller owns all of the Purchased Assets with good, absolute and marketable title thereto, free and clear of all liens, security interests, claims, charges, encumbrances and other restrictions or limitations affecting the ability to use or transfer such assets. All of the agreements, leases, licenses, instruments, commitments and undertakings to which Seller is a party or by which it is bound with respect to which Buyer is acquiring the rights of Seller pursuant hereto, are valid, in full force and effect and enforceable in accordance with their terms by Seller, as the case may be. Subject to the terms of this Agreement, the instruments of transfer required hereby to be executed and delivered by Seller to Buyer will, when so executed and delivered, effectively vest in Buyer good, marketable and indefeasible title to the Purchased Assets and the full rights of Seller to enforce the aforesaid agreements, leases, licenses, instruments, commitments and undertakings to which it is a party or by which it is bound in accordance with their terms. 5.4.3. Trademarks and Copyrights. Exhibit 1.1. includes, as a Purchased Asset, all trademarks, service marks, and copyrights and their registrations or applications, owned by Seller and used in association with Seller's Business and the Purchased Assets. 5.4.4. Patents. There are no patents or patent rights associated with the Purchased Assets. To the best of Seller's knowledge, there are no claims that the use of the Purchased Assets violates or infringes on the patent or patent right of any person. 5.4.5. Trade Secrets.
Exhibit 1.1. includes a description of Seller' trade secrets associated with the Purchased Assets. Seller is the sole owner of each of these trade secrets, free and clear of any encumbrances, restrictions or legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; and any of its employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and are not to be divulged or misused. Further, to the best knowledge of Seller, all of these trade secrets are presently valid and protectible and are not part of the public knowledge or literature; nor, to Seller's knowledge have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

Section 5.5.  Miscellaneous:
5.5.1. Conflicts of Interest. Except as set forth in Disclosure Schedule 5.5.1., no officer, director or shareholder of Seller or any relative thereof, or any entity controlled by any of said persons (i) owns, directly or indirectly, any interest in, or is an employee or representative of or consultant to, any corporation, firm, limited liability company, association, or other business entity which is, or is engaged in business as, a competitor, lessor, lessee, customer, licensee, licensor, or supplier of Seller; or (ii) owns, directly or indirectly, in whole or any part, any tangible or intangible property which Seller is using or the use of which is necessary for the conduct of Seller's Business, or (iii) has any claim or cause of action whatsoever against Seller.
5.5.2. Brokers, Agents. Except as set forth in Disclosure Schedule 5.5.2., no broker, finder or other person or entity acting in similar capacity has participated on behalf of Seller or Stockholders in bringing about the transaction herein contemplated, rendered any services with respect thereto or been in any way involved therewith. 5.5.3. Accuracy and Completeness. No representation or warranty made by Seller or Stockholders in this Agreement, and no statement contained in any exhibit, certificate, disclosure schedule or other document delivered to Buyer pursuant hereto or in connection with the transaction contemplated hereby contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. 5.5.4 Survival. Seller and Stockholders acknowledge and agree that the representations and warranties of Seller and Stockholders contained in Article Five of this Agreement shall survive for a period of one (1) year after the Closing Date, except for those in Section 5.3.4, which shall survive for the longest period with respect to which any taxing authority can assess additional taxes (including any extensions thereof). Otherwise, any representations and warranties of Seller and Stockholders made within this Agreement shall survive for a period of three (3) years after Closing Date. No investigation or lack thereof by Buyer or any agents on behalf of Buyer shall be deemed to constitute or imply a waiver of any representation or warranty of Seller or Stockholders.


ARTICLE SIX.   REPRESENTATIONS, WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and Stockholders that the following statements are true and correct to the best of its knowledge as of the date hereof and that said statements will be true and correct to the best of its knowledge as of the Closing Date (unless specific reference is made to only one of such dates or to some other date):

Section 6.1.  Corporate Status of Buyer:
6.1.1. Organization, Good Standing and Power of Buyer. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of Ohio and (ii) has full corporate power and authority to own, lease and operate its properties, as and where such properties are now owned or leased and as such business is presently being conducted, and to execute, deliver and perform this Agreement in all and every respect.
6.1.2. Ownership of Buyer. All of the issued and outstanding shares of the capital stock of Buyer are owned by Regency Health Services, Inc. of Tustin, California.
Section 6.2.   Status of Agreements:
6.2.1. Authorization and Enforceability. All requisite corporate action to approve, execute, deliver and perform this Agreement, and each of the other agreements, instruments and other documents to be delivered in connection herewith, has been taken by the Buyer's Directors and (if required) by Buyer's shareholders. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation thereof, enforceable in accordance with its terms. All such other agreements, instruments and other documents to be executed and delivered by or on behalf of Buyer will, when executed and delivered, constitute the valid and binding obligation of the party executing same, enforceable in accordance with its terms. 6.2.2. Consents. No authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required in connection with the execution, delivery, or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Buyer. 6.2.3. Absence of Conflicts. Neither the execution, delivery or performance of this Agreement, or any other agreement, instrument or document to be delivered by or on behalf of Buyer in connection herewith, does or will (i) conflict with or violate or result in any breach of any judgment, decree, order, statute, rule or regulation applicable to Buyer; (ii) conflict with, violate or result in breach of any agreement or instrument to which Buyer is a party or by which it is bound; or (iii) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Buyer.

Section 6.3.  Miscellaneous:
6.3.1. Brokers, Agents. No broker, finder or other person or entity acting in similar capacity has participated on behalf of Buyer in bringing about the transaction herein contemplated, rendered any services with respect thereto or been in any way involved therewith. 6.3.2. Accuracy and Completeness. No representation or warranty made by Buyer in this Agreement, and no statement contained in any exhibit, certificate, disclosure schedule or other document delivered to Seller and/or Stockholders pursuant hereto or in connection with the transaction contemplated hereby contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. 6.3.3 Survival. Buyer acknowledges and agrees that the representations and warranties of Buyer contained in Article Six of this Agreement shall survive for a period of one (1) year after the Closing Date, otherwise, such representations and warranties as are made by Buyer in this Agreement shall survive for a period of three (3) years after Closing Date. No investigation or lack thereof by Seller or any agents on behalf of Seller shall be deemed to constitute or imply a waiver of any representation or warranty of Buyer.


ARTICLE SEVEN.   INTERIM OPERATIONS

     Section 7.1. Conduct of Business. Seller and Stockholders agree that from the date of this Agreement to and until Closing, except to the extent that Buyer may otherwise consent in writing, Seller has and will operate its business substantially as presently operated and only in the ordinary course and, consistent with such operations, will use its best efforts to preserve intact the present business organization and the relationships with persons having business dealings with it.

     Section 7.2. Access to Information; Confidentiality. From the date hereof until Closing, Seller shall make available to the accountants, attorneys and other representatives of Buyer for examination during normal business hours, upon reasonable request, all books, records and documents of Seller, whether or not related to Seller's Business, of every nature, kind and character. Buyer acknowledges that certain information about Seller's Business is non-public, confidential information. Buyer agrees that if the transactions contemplated by this Agreement are not consummated for any reason, Buyer will not disclose, use or permit the use of any non-public, confidential information that Seller has provided or will provide from time to time pursuant to its investigation. Buyer agrees that until the Closing Date, it and its representatives shall not disclose, use or permit the use of, any non-public confidential information that Seller has provided or will provide from time to time, except for purposes of evaluating Seller's Business and in moving towards completing the transactions contemplated hereby.

     Section 7.3. Notice to Buyer. Seller and Stockholders covenant and agree that they have not and will not prior to Closing engage in any transaction or commence any judicial or other proceeding under Title 11 of United States Code, or any other law for the relief or restructuring of any of Seller's indebtedness or affairs or for the reorganization of Seller's affairs, or for an arrangement or composition with seller's creditors, or any of them, without first notifying Buyer and allowing the opportunity, but never the obligation, to provide Seller such assistance, financial or otherwise, as may be appropriate, in the sole and absolute discretion of Buyer, to avoid any such proceeding or transaction; it being understood and agreed that the aforementioned notice to Buyer shall be in writing and delivered to Buyer not less than ten (10) days prior to Seller's entering into any such proceeding or contemplated transaction.

ARTICLE EIGHT.   INDEMNIFICATION

     Section 8.1. Indemnification by Seller and Stockholders. From and after the Closing Date, for a period of three (3) years thereafter, Seller and Stockholders shall indemnify, defend and hold harmless Buyer, its successors and assigns, from and against any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys; fees (including without limitation attorneys' fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof), of every kind and description, contingent or otherwise (the foregoing hereinafter collectively referred to as "Damages") against Buyer or the Purchased Assets, occasioned by, arising out of or resulting from any misrepresentation (and during the period of time for which a representation shall survive Closing Date), breach of warranty or covenant (and during the period of time for which a warranty or covenant shall survive, or be enforceable following, the Closing Date), or default or nonfulfillment of any agreement on the part of Seller under this Agreement, or any certificate, agreement, appendix, schedule or other instrument furnished to or to be furnished to Buyer pursuant to this Agreement. Buyer, with reasonable promptness, shall notify Seller and Stockholders of any claim against Buyer for Damages, and Seller and Stockholders shall have, at their election, the right to compromise or defend any such matter through counsel of their own choosing, any such compromise or defense to be at the expense of Seller and Stockholders. Buyer agrees, at the expense of Seller and Stockholders, to cooperate in the defense of any such claim for Damages. Seller and Stockholders shall take whatever action is necessary in the course of defending any claim to which the foregoing indemnification applies to avoid the imposition of any lien on Buyer's assets. If Seller and Stockholders fail to take such action after reasonable notice, Buyer may, in the settlement of any claim for such Damages, exercise the right of set-off against all or any sum of money then due, or to become due, to Seller (or its successors and assigns, if any) as Earn-Out Fees under Section 3.3, together with any other remedy or right which Buyer may then exercise against Seller or Stockholders (in their individual capacity, as parties to this Agreement) under this Section 8.1.

     Section 8.2. Indemnification by Buyer. From and after Closing Date, for a period of three years thereafter, Buyer shall indemnify, defend and hold harmless Seller, its successors and assigns, from and against any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys; fees (including without limitation attorneys' fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof), of every kind and description, contingent or otherwise (the foregoing hereinafter collectively referred to as "Damages") against Seller, occasioned by, arising out of or resulting from any misrepresentation (and during the period of time for which a representation shall survive Closing Date), breach of warranty or covenant (and during the period of time for which a warranty or covenant shall survive, or be enforceable following, Closing Date), or default or nonfulfillment of any agreement on the part of Buyer under this Agreement, whether in connection with the Assumed Liabilities or otherwise. Seller, with reasonable promptness, shall notify Buyer of any claim against Seller for Damages, and Buyer shall have, at its election, the right to compromise or defend any such matter through counsel of its own choosing, any such compromise or defense to be at the expense of Buyer. Seller agrees, at the expense of Buyer, to cooperate in the defense of any such claim for Damages. Buyer shall take whatever action is necessary in the course of defending any claim to which the foregoing indemnification applies to avoid the imposition of any lien on Seller's Retained Assets (or other assets).

ARTICLE NINE. MISCELLANEOUS AGREEMENTS AND PROVISIONS.


    Section 9.1. Mathews and Salazar Employment Agreements. Mathews and Salazar, and each of them, agree to enter into at Closing an Employment Agreement with Buyer substantially in the form attached hereto as Exhibit 9.1.

     Section 9.2. Seller's Non-Compete and Termination Agreement. Seller agrees and represents to Buyer, with full understanding that Buyer is relying on this representation, that Seller is terminating "Seller's Business", and for a period of one year after the last to occur of the (i) completition of the Earn Out Period (see Article Three), or (ii) the termination of Stockholders' employment with Buyer (see Section 9.1, above), Seller, as to any point or place in any county in Arizona where Seller, prior to Closing Date, has conducted business under any completed contract, or negotiated any pending or proposed contract pertaining to Seller's Business, will not reenter that business, or any other similar business dealing with, related or pertaining to, directly or indirectly, respiratory therapy practice management or marketing on behalf of hospitals or health care providers or other identical, comparable or similar entities otherwise employing or obtaining the benefit of respiratory therapists, in which business Seller is now engaged, and that Seller is herewith divesting itself of its present corporate name and all of its service names. Seller is taking such action and making such representation in exchange for the consideration it is receiving from Buyer under the terms of this Agreement. Seller agrees that the agreements and representations made under this Section 9.2 are reasonable and necessary for the protection of Buyer in connection with acquisition of the Purchased Assets, and expressly acknowledges that such is an essential part of the benefit of the bargain for Buyer. Any breach of this Section 9.2 by Seller will cause irreparable injury to Buyer for which damages would be an inadequate remedy and that (in addition to and without limitation of any other rights Buyer may have and exert against Seller) Buyer shall have the right to issuance of an injunction by a court of competent jurisdiction, enjoining such breach upon notice and without bond. Notwithstanding any other provision of this Agreement, Seller may directly or indirectly do all or any of the following: (a) enforce any and all rights and remedies afforded Seller under this Agreement; (b) manage, collect, enforce and act as a lessor and otherwise realize upon all assets of Seller as are not sold to Buyer under this Agreement. Further, this provision shall not be construed as prohibiting Seller from entering into or otherwise keeping or maintaining any other business not listed in this Section 9.2., and not presently or formerly a part of "Seller's Business" within the meaning of this Agreement.

     Section 9.3. Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as determined by Buyer.

     Section 9.4. Expenses, etc. Buyer shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer. Seller and Stockholders shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by them.

     Section 9.5. Notices. All notices and other communications required by or in connection with this Agreement shall be in writing and be deemed given if delivered by hand, or mailed by certified U.S. mail, or transmitted by Federal Express United Parcel Service or similar nationwide overnight-priority courier service, to the intended, appropriate recipient at the following address (or such other address as the party shall specify by notice pursuant hereto):

If to Buyer, to:                 Mr. Jamison J. Ashby, Chief Operating Officer
                                 SCRS & COMMUNICOLOGY, INC. OF OHIO
                                 95 Argonaut, Suite 100
                                 Laguna Hills, California 92656



                  with a copy to:
                                    David A. Grant, Esq., SVP & General Counsel
                                    REGENCY HEALTH SERVICES, INC.
                                    2742 Dow Avenue
                                    Tustin, California 92680-7245

If to Seller, to:                   Ms. Jean Mathews, Director
                                    Mr. Joe Salazar, Director
                                    3801 North 24th Street
                                    Phoenix, Arizona 85016

                  with a copy to:
                                    Kyle B. Hettinger, Esq.
                                    BROWN & BAIN, P.A.
                                    2901 North Central Avenue
                                    Phoenix, Arizona 85012-2788

If to Stockholders, to:             Ms. Jean Mathews
                                    3801 North 24th Street
                                    Phoenix, Arizona 85016
                                    Mr. Joe Salazar
                                    3801 North 24th Street
                                    Phoenix, Arizona 85016

                  with a copy to:
                                    Kyle B. Hettinger, Esq.
                                    BROWN & BAIN, P.A.
                                    2901 North Central Avenue
                                    Phoenix, Arizona 85012-2788



     Section 9.6. Binding Effect. Except as may be otherwise provided herein, this Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, designatees, and assigns.

     Section 9.7. Disclosure Schedules and Exhibits. All disclosure schedules and exhibits referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

     Section 9.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     Section 9.9. Governing Law. This Agreement and all disputes arising hereunder shall be construed in accordance with and governed by the laws of the State of California.

     Section 9.10. Severability. If any provision of this Agreement shall be held unenforceable, invalid or void to any extent and for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

     Section 9.11. Waivers. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party to be charged therewith, and, unless otherwise stated therein, no such waiver shall constitute a waiver of any other provision hereof, or a continuing waiver.

     Section 9.12. Termination. This Agreement may be terminated by (i) Buyer if the conditions set forth in Section 4.2 hereof shall not have been met by Closing Date, and by Seller and Stockholders if the conditions set forth in
Section 4.3. shall not have been met by Closing Date, and (ii) Buyer if any change shall have occurred or be threatened in the business, financial conditions, operations, results of operations, or prospects of Seller's Business which is or will be materially adverse, or if Buyer shall become aware of any presently existing facts which has or will have a material adverse effect on the business, financial condition, operations, results of operations, or prospects of Seller. Upon such termination, neither party shall have any further obligations under this Agreement.

     Section 9.13. Entire Agreement. This Agreement together with the agreements, instruments, and other documents to be delivered hereunder, constitute the entire understanding and agreements between the parties hereto and concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation, other than the parties hereto, any rights or privileges hereunder. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties wishing to be bound thereby.

     Section 9.14. Right of Setoff. If Buyer be required to pay at any time any obligation of Seller or all or any Stockholders arising out of or related to the transaction covered by this Agreement and the agreements provided for herein, which amount was not the obligation of Buyer, or should Buyer experience any loss or expense by reason of Seller's or Stockholders' breach (whether all and collectively or less than all of such Stockholders) of any provision of this Agreement and the agreements provided for herein, Buyer shall have the right of setoff against any money due Seller and/or Stockholders (whether collectively or individually) under the terms of any agreement or transaction between or amongst the parties, which right shall be in addition to the right of setoff as identified in Section 8.1., above.

     Section 9.15. Default and Remedies. In the event any party to this Agreement fails to perform any material act, duty or obligation which said party is bound to perform and is then due or owed to any other party hereto at any time after Closing Date and said party is thereupon in breach of this Agreement (including Section 3.9 hereof), then and in such event the party so aggrieved may send written notice to the party in breach, specifying the material act, duty or obligation due or owing, whereupon the party receiving such notice shall have fifteen (15) days to cure such breach by performance to the reasonable satisfaction of the party so aggrieved (if a longer or shorter period of time is expressly provided in any section, as to a specific act, duty or obligation, such other period of time shall control). In the absence of a timely cure after such notice, the party so aggrieved (without further notice) shall have the right to declare a default in the performance of this Agreement, and thereafter may seek any relief or remedy as may then be available to such party, not otherwise inconsistent with this Agreement, including damages arising out of such breach, or, if applicable, specific performance, compelling performance of the act, duty or obligation. Upon default, any party seeking relief, and substantially prevailing therein, shall have the right to seek and recover of the party in default, all costs of suit and reasonable attorneys' fees, in addition to any other relief as may be available.

         In Witness Whereof, the parties, personally and individually, or by and through their duly authorized officers or agents, do hereby enter into this Asset Purchase Agreement, intending to be bound by the provisions hereof, the dates recorded below, due authority being warranted, and understanding and agreeing that this instrument may be executed in two or more counterparts, each party having executed each counterpart in original or facsimile form, each and all such counterparts being one and the same instrument:



Buyer:

SCRS & COMMUNICOLOGY, INC. OF OHIO


By:                                         Date:
         Jamison J. Ashby, COO







Seller:

MANAGED RESPIRATORY CARE SERVICES, INC.


By:                                         Date:
         Jean Mathews, President





Stockholders:


                                            Date:
Jean Mathews


                                            Date:
Joe Salazar